Exhibit 99.2

Press Release
www.shire.com

Director Declaration

January 4, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Ian Clark, Non-Executive Director of the Company, was appointed to the Boards of Directors of Agios Pharmaceuticals, Inc. and Corvus Pharmaceuticals, Inc. on January 3, 2017.

This notification is to satisfy the Company’s obligations under LR 9.6.14R of the UK Listing Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX